Exhibit 99.1

Tampa General Hospital is the First Health System in Florida to Adopt the LIBERTY® Endovascular Robotic System

Early Post-Clearance Momentum Signals Accelerated Hospital Adoption of Advanced Robotics

HINGHAM, Mass., February 24, 2026 — Microbot Medical Inc. (Nasdaq: MBOT), developer and distributor of the innovative LIBERTY® Endovascular Robotic System, announced today that Tampa General Hospital has become the first health system in Florida to adopt LIBERTY, marking another important milestone following the Company’s recent FDA 510(k) clearance. Microbot believes that this reflects early post-clearance momentum for LIBERTY and highlights growing institutional readiness for advanced robotic solutions in peripheral endovascular procedures. The U.S. market for peripheral endovascular procedures encompasses approximately 2.5 million procedures annually, representing a significant and expanding clinical and commercial opportunity.

“As the first health system in Florida to adopt LIBERTY, we are advancing our commitment to leading-edge technology that has the potential to meaningfully transform how care is delivered,” said Dr. Jean Bismuth, Division Chief of Vascular Surgery for University of South Florida Morsani College of Medicine and Medical Director, TGH Heart & Vascular Institute. “LIBERTY brings sophisticated robotic capabilities to the endovascular space, allowing us to extend advanced innovation directly to our patients. It also has the potential to protect the long-term health of our physicians by addressing growing concerns around radiation safety and ergonomic strain. Within a collaborative model at TGH, we believe it is imperative that robotics ultimately be adopted as a programmatic platform across multiple specialties, including interventional cardiology, electrophysiology, and interventional radiology. This effort will initially be led within the Division of Vascular Surgery by Dr. Charles Briggs, who has emphasized that endovascular robotics has the potential to level the playing field and significantly enhance our ability to navigate increasingly complex anatomy.”

“Tampa General Hospital’s strong culture of innovation and clinical leadership makes them an ideal partner as the first health system in Florida to adopt LIBERTY,” said Harel Gadot, CEO, President & Chairman. “We believe that this serves as a powerful endorsement of LIBERTY’s differentiated value and market relevance. Additionally, Microbot’s Sales Team is making further progress during the limited market release, with engagement across additional hospitals, and early plans are underway to scale our commercial footprint ahead of the full market release at the Society of Interventional Radiology (SIR) conference this April.”

Tampa General is a nationally ranked research and academic medical center affiliated with the University of South Florida and one of the region’s only university-level academic medical centers. Tampa General Hospital is a private not-for-profit hospital and one of the most comprehensive medical facilities in West Central Florida serving 15 counties with a population of more than 6 million. Consistently recognized for providing world-class care, Tampa General Hospital is ranked as the #1 hospital in Tampa Bay by U.S. News & World Report for 2025-26 and is nationally ranked among the top 50 hospitals in the nation in six specialties.

LIBERTY is the only FDA cleared, single-use, remotely operated robotic system for peripheral endovascular procedures, and it is designed for precise vascular navigation while aiming to reduce radiation exposure and physical strain. The Company commenced the limited market release of the LIBERTY system in late 2025 and plans for a full market release at the Society of Interventional Radiology (SIR) conference in April 2026, allowing the Company to showcase LIBERTY with the goal to deepen market adoption.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a commercial stage medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the world’s first FDA cleared single-use, remotely operated robotic solution designed for precision, efficiency and safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements to future financial and/or operating results, future adoption of products, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, particularly any changes in personnel or processes or procedures at the FDA and announcements of tariffs on imports into the U.S., disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com